Exhibit 99.1

COMPANY CONTACT: Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	INVESTOR CONTACT: Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100
For Immediate Release
SANTARUS REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
Total revenues of $22.8 million; net loss of $0.5 million
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (May 4, 2011) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended March 31, 2011. Key financial results for the 2011 first quarter include:
•	Total revenues of $22.8 million

•	Net loss of $0.5 million, or $0.01 per share

•	Cash, cash equivalents and short-term investments of $54.8 million as of March 31, 2011
“We are focused on promoting our commercial products, GLUMETZA® and CYCLOSET®, while advancing our late-stage development products, budesonide MMX® and RHUCIN®,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We have returned GLUMETZA to the position of market leader for new and total prescriptions in the branded metformin market and are encouraged by the strong physician interest in CYCLOSET that we have seen in our educational programs and in booth attendance at a recent endocrinology meeting. We expect to see increased prescription and prescriber numbers for CYCLOSET in the second half of the year.”
He added, “We believe the modest net loss we reported today shows progress toward our goal of returning to profitability.”
Business Highlights
Key first quarter and recent highlights include the following:
•	Resumed promotion of GLUMETZA (metformin HCl extended release tablets) 500 mg with commercial activities focused on re-establishing prescription growth for the GLUMETZA brand.

•	In April 2011, Diabetes Care, a peer-reviewed medical journal, published a positive editorial review article on CYCLOSET (bromocriptine mesylate) tablets written by Ralph A. DeFronzo, M.D., an international thought leader in endocrinology. Dr. DeFronzo is Professor of Medicine and Chief of the Diabetes Division at the University of Texas Health Science Center, San Antonio.

•	Based on discussions with the U.S. Food and Drug Administration (FDA), Santarus and Pharming are submitting an amendment to the protocol for the RHUCIN (recombinant human C1 inhibitor) Phase III study that had been initiated in February 2011. The Phase III clinical study is evaluating the investigational drug RHUCIN for the treatment of acute attacks of angioedema in patients with Hereditary Angioedema (HAE). The companies currently expect that the Phase III study will be completed by the third quarter of 2012, which is within the original 12 to 18 month estimate previously provided by the companies.

•	Announced that RHUCIN clinical data was featured in a poster session at the American Academy of Allergy, Asthma & Immunology 2011 Annual Meeting. The new data was from 62 patients with HAE who received repeat treatment with RHUCIN for 168 acute angioedema attacks. In these patients, the median time to beginning of relief of symptoms across treatments for repeat attacks was approximately 60 minutes with response rates that were consistently 90% or greater. In addition, more than 90% of the attacks responded within four hours and there were no relapses of attacks following treatments.

•	Initiated a Phase I clinical study with SAN-300, an anti-VLA-1 antibody. The objectives of the study are to determine the safety, tolerability, pharmacokinetics and pharmacodynamics of single doses of SAN-300. The company expects to complete this Phase I clinical study with SAN-300 in the first half of 2012.

•	Presented oral arguments on May 2, 2011 to the appellate court on the ZEGERID® patent litigation. The company expects the court to issue a ruling in the second half of 2011, although the ruling could be issued sooner or later.
First Quarter 2011 Financial Results
Total revenues were $22.8 million for the first quarter of 2011 and $39.7 million for the first quarter of 2010. The decrease in total revenues resulted primarily from a decrease in net product sales of ZEGERID brand products due to generic competition for ZEGERID Capsules prescription products.
Net product sales were $12.0 million for the first quarter of 2011 and $29.0 million for the first quarter of 2010. For the first quarter of 2011, net product sales consisted of approximately $11.0 million in ZEGERID brand prescription products and sales of the authorized generic version of ZEGERID Capsules, and approximately $1.0 million in net product sales of CYCLOSET. For the first quarter of 2010, net product sales consisted of sales of ZEGERID brand products.
Promotion revenue for the first quarter of 2011 associated with GLUMETZA was $10.3 million, compared with promotion revenue of $8.8 million for the first quarter of 2010. GLUMETZA 500 mg had been the subject of a voluntary recall and supply interruption, which resulted in the unavailability of this dosage strength from June 2010 through early January 2011. Shipments of GLUMETZA 500 mg resumed in January 2011.
Santarus reported a net loss of $0.5 million, or $0.01 per share, for the first quarter of 2011, compared with net income of $3.3 million, or $0.05 per diluted share, for the first quarter of 2010.
The cost of product sales was $1.5 million in the first quarter of 2011 and $1.6 million in the first quarter of 2010, or approximately 13% and 5% of net product sales, respectively. The increase in cost of product sales as a percentage of net product sales was primarily attributable to certain fixed costs being applied to decreased sales volumes and higher manufacturing costs associated with CYCLOSET.
Santarus reported license fees and royalties of $1.9 million for the first quarter of 2011, compared with $3.0 million for the first quarter of 2010.
Research and development (R&D) expenses were $3.3 million for the first quarter of 2011, compared with $5.0 million for the first quarter of 2010. The $1.7 million decrease in R&D expenses was primarily attributable to a decrease in costs associated with the budesonide MMX Phase III clinical program, partially offset by costs associated with the initiation of a Phase I clinical study with SAN-300.

Selling, general and administrative (SG&A) expenses were $16.5 million for the first quarter of 2011 and $26.5 million for the first quarter of 2010. The $10.0 million decrease in SG&A expenses was primarily attributable to a decrease in compensation, benefits and related employee costs and a decrease in ZEGERID promotional spending related to the decision in the third quarter of 2010 to cease promotion of ZEGERID prescription products and to implement a corporate restructuring. These decreases in SG&A expenses were offset in part by an increase in advertising and promotional spending associated with CYCLOSET.
As of March 31, 2011, Santarus had cash, cash equivalents and short-term investments of $54.8 million, compared with $60.8 million as of December 31, 2010. The primary use of cash for the three months ended March 31, 2011 resulted from the net loss for the period, adjusted for non-cash charges, and changes in operating assets and liabilities. Significant working capital uses of cash for the three months ended March 31, 2011 included decreases in accounts payable and accrued liabilities, including payment of a one-time $3.0 million sales milestone to Depomed and other expenses accrued in 2010 that were paid in the first quarter of 2011.
Financial Outlook for 2011
The company affirmed that in 2011 it expects to report:
•	Total revenues of approximately $110 million.

•	License fee expenses to include a sales milestone of $3 million payable to Depomed if annual GLUMETZA net product sales exceed $80 million during the calendar year.

•	R&D expenses of approximately $20 million to $23 million, which includes estimated costs associated with the extended use study with budesonide MMX and the planned submission of the NDA, the Phase III clinical program with rifamycin SV MMX®, and the Phase I clinical study with SAN-300, as well as other development costs.

•	SG&A expenses of up to approximately $70 million.

•	Achievement of at least breakeven on a GAAP net income basis for the full 2011 year, which includes $3 million in expense associated with a success-based milestone.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, May 4, 2011. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 61129645. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes.

Santarus also has a diverse development pipeline, including three product candidates in Phase III clinical programs: budesonide MMX® for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available on the company’s website at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding financial results, anticipated prescription trends and development program timelines.
The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate revenues from GLUMETZA and CYCLOSET; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of the GLUMETZA, ZEGERID and ZEGERID OTC® patent litigation; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus’ business and financial condition of the ongoing generic competition for ZEGERID; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; the impact on Santarus’ business of significant change, and the risk that Santarus may not be successful in integrating its new marketed products and development-stage products into its existing operations or in realizing the planned results from its corporate restructuring or its expanded product portfolio and pipeline; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of healthcare reform legislation and the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus®, ZEGERID® and ZEGERID OTC® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.
[Tables to follow]

Santarus, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents and short-term investments	$54,770	$60,797
Accounts receivable, net	6,509	7,156
Inventories, net	3,186	3,025
Prepaid expenses and other current assets	6,364	6,092

Total current assets	70,829	77,070
Long-term restricted cash	1,050	1,300
Property and equipment, net	764	774
Intangible assets, net	13,327	13,980
Goodwill	2,913	2,913

Total assets	$88,883	$96,037

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$21,721	$29,310
Allowance for product returns	12,860	13,450

Total current liabilities	34,581	42,760
Deferred revenue, less current portion	2,630	2,635
Long-term debt	10,000	10,000
Other long-term liabilities	2,726	2,659
Total stockholders’ equity	38,946	37,983

Total liabilities and stockholders’ equity	$88,883	$96,037

Santarus, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Product sales, net	$11,981	$29,010
Promotion revenue	10,262	8,824
Royalty revenue	571	1,670
Other license revenue	—	245

Total revenues	22,814	39,749
Costs and expenses:
Cost of product sales	1,520	1,573
License fees and royalties	1,883	2,960
Research and development	3,326	5,017
Selling, general and administrative	16,478	26,539

Total costs and expenses	23,207	36,089

Income (loss) from operations	(393)	3,660
Other income (expense):
Interest income	10	22
Interest expense	(113)	(116)

Total other income (expense)	(103)	(94)

Income (loss) before income taxes	(496)	3,566
Income tax expense	20	255

Net income (loss)	$(516)	$3,311

Net income (loss) per share:
Basic	$(0.01)	$0.06

Diluted	$(0.01)	$0.05

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	60,194,575	58,355,965
Diluted	60,194,575	62,456,602
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